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                                                                  EXHIBIT 23(f)

                   CONSENT OF BARR DEVLIN & CO. INCORPORATED

  We hereby consent to the use of our opinion in the Joint Proxy Statement/Prospectus of Public Service Company of Colorado and Southwestern Public Service Company included in this Registration Statement of New Century Energies, Inc. and to all references to our firm included in or made a part of this Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations adopted by the Securities and Exchange Commission thereunder.

                                          BARR DEVLIN & CO. INCORPORATED

New York, New York
December 13, 1995